EXHIBIT 10.6

                              CONVERSION AGREEMENT

      This Conversion Agreement (this "Agreement") is entered into as of the 20th day of July, 2004 by and among E. Khashoggi Industries, LLC, a Delaware limited liability company ("EKI"), EarthShell Corporation, a Delaware corporation ("EarthShell"), and RHP Master Fund, Ltd., a Cayman Islands exempted company ("Holder").

      WHEREAS, there are currently outstanding $6,800,000 aggregate principal amount of Secured Convertible Debentures due March 5, 2006 issued by EarthShell (the "Debentures");

      WHEREAS, Holder is the holder of $250,000 principal amount of Debentures (the "Subject Debentures");

      WHEREAS, there currently exist one or more events of default under the Debentures (collectively, a "Default");

      WHEREAS, in connection with the Default, EarthShell is required to redeem the Subject Debentures for an amount equal to 125% of the original principal amount thereof, plus accrued and unpaid interest thereon through the date hereof, which amount totals $315,844 (the "Currently Outstanding Balance").

      WHEREAS, Holder wishes to convert, and EKI and EarthShell wish to have Holder convert, the Currently Outstanding Balance under the Subject Debentures into shares of Common Stock of EarthShell, pursuant to the terms and conditions set forth herein.

      WHEREAS, upon payment to Holder of the amounts set forth in Section 2 hereof and issuance and electronic delivery to Holder of freely trading shares upon conversion of the Subject Debentures in accordance with Section 1 hereof, Holder shall have no further claims under the Debentures or the Related Agreements, as set forth under Section 7 below.

      NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

      1. Conversion of Debentures. Subject to the terms and conditions set forth in this Agreement, Holder hereby agrees to convert the Currently Outstanding Balance under the Subject Debentures in accordance with the terms of the Subject Debentures, which balance includes all principal, accrued interest and premium amounts payable pursuant to the terms of the Subject Debentures, into an aggregate of 58,211 shares of Common Stock of EarthShell (the "Shares"), which Shares shall be freely tradeable by Holder. Pursuant to Section 6(b) of the Subject Debentures, Holder hereby requests that the Shares be delivered by EarthShell, and EarthShell hereby agrees to deliver the Shares to Holder, electronically (via a DWAC) through the Depository Trust Corporation.


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      2. Payment by EKI. In consideration for the waiver of the Default and the early conversion of the Subject Debentures, EKI agrees to pay to the Holder cash in the amount of $110,294 (the "Payment").

      3. Closing. Subject to Holder's conditions to closing set forth in Section 10 below, the closing of the purchase of the Subject Debentures from Holder (the "Closing") shall occur as soon as practicable following the date hereof (the "Closing Date") at the offices of Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Suite 4000, Los Angeles, CA 90067, or at such other time and location as the parties shall mutually designate. At the Closing, (i) Holder will deliver to EarthShell the Subject Debentures, (ii) EarthShell shall issue to Holder the Shares in accordance with Section 1, and (iii) EKI shall pay to Holder the Payment by wire transfer of immediately available funds to Holder's account as designated by Holder.

      4. Representations and Warranties of EKI.

            4.1 Authority. EKI is duly organized, validly existing and in good standing under the laws of the State of Delaware. EKI has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

            4.2 Due Execution; Validity. This Agreement has been duly executed and delivered by EKI and constitutes the legal, valid and binding obligation of EKI, enforceable against it in accordance with its terms.

      5. Representations and Warranties of EarthShell.

            5.1 Authority. EarthShell is duly organized, validly existing and in good standing under the laws of the State of Delaware. EarthShell has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

            5.2 Due Execution; Validity. This Agreement has been duly executed and delivered by EarthShell and constitutes the legal, valid and binding obligation of EarthShell, enforceable against it in accordance with its terms.

            5.3 Disclosure. All information relating to or concerning EarthShell and EKI set forth in this Agreement, in EarthShell's public filings with the Securities and Exchange Commission, or provided to Holder in connection with the transactions contemplated hereby is true and correct in all material respects and have not omitted to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

      6. Representations and Warranties of Holder.

            6.1 Authority. Holder is duly organized, validly existing and in good standing under the laws of its state of formation. Holder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

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            6.2 Due Execution; Validity. This Agreement has been duly executed and delivered by Holder and constitutes the legal, valid and binding obligation of Holder, enforceable against it in accordance with its terms.

      7. Termination of Rights. Holder understands and agrees that effective as of the Closing, Holder shall have no further rights under (i) the Security Agreement dated as of March 5, 2003 (the "Security Agreement") by and among EarthShell, EKI and the Secured Parties (as defined therein), (ii) the Subordination Agreement dated as of March 5, 2003 among EKI, Essam Khashoggi, EarthShell and the Senior Creditors (as defined therein), (iii) the Subordination Agreement dated as of March 5, 2003 among BioTec (as defined therein), EarthShell and the Senior Creditors (as defined therein), or (iv) the letter agreement dated as of March 5, 2003 by and among EarthShell, EKI, Essam Khashoggi and the other parties named or referenced therein (collectively, the "Related Agreements").

      8. Satisfaction. Upon Closing of the transaction contemplated hereby, the Subject Debentures shall be deemed satisfied in full and there shall be no further liability to Holder thereunder.

      9. Covenant. EKI and EarthShell jointly and severally agree that they will not provide to any other holder of Debentures terms more favorable, taken as a whole, than those contained in this Agreement; provided that Holder acknowledges the terms and conditions provided to SF Capital set forth on Exhibit A hereto (which terms and conditions EKI and EarthShell represent and warrant are accurate) (the "SF Terms"), and Holder hereby waives any right to participate on the SF Terms.

      10. Holder's Conditions. The performance of Holder's obligations hereunder shall be subject to the following conditions:

            10.1 Delivery of Shares and Payment. EarthShell shall deliver to Holder the Shares and EKI shall deliver to Holder the Payment, and Holder shall receive the Shares and the Payment, not later than 5:00 p.m., E.S.T., on July 22, 2004.

            10.2 No Material Adverse Change. Following the date hereof and until the Closing, there shall not have occurred or exist any event or circumstance which constitutes a material adverse change in the business, properties, prospects, operations or financial condition of EarthShell or EKI.

      11. Miscellaneous.

            11.1 Construction. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.

            11.2 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

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            11.3 Invalid Provisions. In the event that any provision of this
Agreement or any word, phrase, clause, sentence or other portion thereof should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws; provided that if for any reason there is a failure in whole or in part in the consideration provided to the Holder hereunder, at Holder's option (exercised by written communication), this Agreement shall be null and void in it's entirety.

            11.4 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

            11.5 Successors and Assigns. Subject to the following sentence, this Agreement will be binding upon, and will inure to the benefit of, the successors, assigns, heirs, executors and estates of the parties hereto. This Agreement may not be assigned or delegated by any party without the prior written consent of the other parties, and any attempted assignment or delegation without such consent shall be null and void; provided that any party shall have the right to assign this Agreement and its rights hereunder to any affiliate of such party.

            11.6 Opportunity to Consult Counsel and Other Advisors. Each of the parties hereto acknowledges and understands that such party has had an opportunity to consult with the legal, tax, business and other advisors of such party's choice regarding this Agreement and the transactions contemplated hereby and that such party has read this Agreement carefully and fully understands all of the terms and provisions contained herein and their significance.

            11.7 Further Assurances. Each party hereto shall execute and deliver such further instruments, and take such other actions, as any other party hereto may reasonably request in order to carry out this Agreement and to fully consummate the transactions contemplated hereby, including.


                            [Signature Page Follows]


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      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                          E. KHASHOGGI INDUSTRIES, LLC
                                          ("EKI")


                                          By:  /s/ Simon K. Hodson
                                          ------------------------------
                                          Name:    Simon K. Hodson
                                          Title:   President


                                          EARTHSHELL CORPORATION
                                          ("EARTHSHELL")


                                          By:  /s/ Scott Houston
                                          ------------------------------
                                          Name:    Scott Houston
                                          Title:   CFO


                                          RHP MASTER FUND, LTD.
                                          ("HOLDER")

                                          By: Rock Hill Investment
                                              Management, L.P.
                                          By: RHP General Partner, LLC

                                          By:  /s/ Wayne D. Bloch
                                          ------------------------
                                          Name:    Wayne D. Bloch
                                          Title:   Managing Partner


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                                    Exhibit A


The key terms of the debenture purchase agreement with SF Capital are as follows:

      (i) SF will convert 523,897 registered shares under the terms of the existing debenture conversion feature at $6.00 per share.

      (ii) EKI will pay to SF Capital $1,985,294 in cash, which is a pro rata share of $3 million distributed among all debenture holders.

      (iii) There will be a remaining deficiency of $1,572,691 that is payable through payment of Excess Royalties (50% of consideration received for technology less base costs of $250,000 a month) or through conversion of deficiency to additional shares at $3.00 per share.

      (iv) Under certain conditions for a period of time after the closing, if the Company sells additional equity at a price less than $3 per share, there will be an adjustment in the number of shares.

      (v) With respect to the other debenture holders, EarthShell and EKI have represented that they will not pay out more cash than a pro rata share of $3 million multiplied by their outstanding percentage interest in the principal amount of the Debentures and that the shares they will receive in payment of their deficiency will not be at less than $3.00 per share. Deficiency is calculated as current balance less cash payment in (i) times 125%.

      (vi) Release of lien against EarthShell's license and termination of EKI's/Biotec's subordination agreements upon Earthshell's receipt of $3.5 million in new equity financing (actually, this is a condition of the closing).

      (vii) EarthShell will file a registration statement for conversion of shares underlying the remaining deficiency within 60 days from closing. The Company will endeavor to cause the registration statement to become effective within 90-days thereafter.

      (viii) The transaction will go to closing once all debenture holders have entered into agreements to convert or sell all of their debentures to EKI/EarthShell. Closing to occur within 5 days, but in no case later than August 6, 2004